SONY GROUP CORPORATION S-8

Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)

Sony Group Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Group Corporation

(Translation of Registrant’s name into English)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock(3), reserved for issuance pursuant to the Fifty-First Series of Stock Acquisition Rights for Shares of Common Stock of Sony Group Corporation	Other (2)	2,867,000	¥2,887.75 $18.67	¥8,279,179,250.00 $53,524,562.00	0.00015310	$8,194.61
Equity	Common Stock(3), reserved for issuance pursuant to the Fifty-Second Series of Stock Acquisition Rights for Shares of Common Stock of Sony Group Corporation	Other (2)	1,435,800	¥2,887.75 $18.67	¥4,146,231,450.00 $26,805,220.13	0.00015310	$4,103.88
Total Offering Amounts					$80,329,782.13		$12,298.49
Total Fee Offsets							N/A
Net Fee Due							$12,298.49

(1) Consists of shares of common stock (the “Common Stock”) of Sony Group Corporation (the “Registrant”) to be issued or disposed upon the exercise of stock acquisition rights granted pursuant to the Fifty-First Series of Stock Acquisition Rights for Shares of Common Stock of Sony Group Corporation and the Fifty-Second Series of Stock Acquisition Rights for Shares of Common Stock of Sony Group Corporation (the “Plans”). Such indeterminable number of additional shares of Common Stock as may be issuable or disposable pursuant to the operation of the recapitalization and adjustment provisions of the Plans are also registered hereby.

(2) The Proposed Maximum Offering Price Per Unit of Common Stock has been calculated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). With respect to the options issued under the Plans, the Proposed Maximum Offering Price Per Unit of Common Stock is based on ¥2,887.75 per share, the average of the high and low prices of the Common Stock, as reported on the Tokyo Stock Exchange on November 18, 2024. Such Proposed Maximum Offering Price Per Unit of Common Stock was converted to U.S. dollars based on the New York foreign exchange rate for November 18, 2024 of ¥154.68 = $1.00 as published in the Wall Street Journal on November 18, 2024.

(3) American Depositary Receipts issuable upon the deposit of the Common Stock registered hereby have been or will be registered under a separate registration statement on Form F-6. Each American Depositary Receipt will represent one share of Common Stock.